ECD Ovonics Announces Settlement in Patent Infringement Dispute

      COBASYS and Panasonic EV Energy to cooperate in the development of next-generation state-of-the-art nickel metal hydride batteries

Rochester Hills, Mich., July 7, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) today announced that it and COBASYS LLC, its 50-50 manufacturing joint venture with ChevronTexaco Technology Ventures LLC, have entered into a settlement agreement with Matsushita Electric Industrial Co., Ltd. (MEI), Panasonic EV Energy Co., Ltd. (PEVE), and Toyota Motor Corporation with respect to patent infringement disputes and counterclaims involving nickel metal hydride (NiMH) batteries before the International Chamber of Commerce, International Court of Arbitration. Under the terms of the settlement, no party admitted any liability.

Under the terms of the settlement, COBASYS and PEVE will cross license each other for current and future patents to avoid possible future litigation. COBASYS and PEVE have agreed to a technical cooperation agreement to advance the state-of-the-art of NiMH batteries which are widely used in hybrid electric vehicles (HEVs). COBASYS and PEVE have also established a joint development program to collaborate on the development of next-generation high performance NiMH batteries for HEVs.

The parties reached an amicable settlement on mutually satisfactory terms that will help them to meet the requirements of expanding the HEV market. Details of the settlement are confidential.

For more information about ECD Ovonics, please visit www.ovonic.com.

For more information about COBASYS, please visit www.cobasys.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
Ghazaleh Koefod, Shareholder Relations             Raymond Wagner
Dick Thompson, Media Relations                     VP Marketing, Cobasys LLC
Energy Conversion Devices, Inc.                    248.637.7400
248.293.0440